SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



Date of report (Date of the earliest event reported)   June 11, 1999



                       THE WELLCARE MANAGEMENT GROUP, INC.
                       -----------------------------------
             (Exact Name of Registrant as Specified in Its Charter)


                                    New York
                                    --------
                 (State or Other Jurisdiction of Incorporation)


            0-21684                                        14-1647239
            -------                                        ----------
    (Commission File Number)                   (IRS Employer Identification No.)


       Park West/Hurley Ave. Extension
                Kingston, NY                                 12401
       -------------------------------                       -----
  (Address of Principal Executive Offices)                 (Zip Code)


                                 (914) 338-4110
                                 --------------
              (Registrant's Telephone Number, Including Area Code)



          (Former Name or Former Address, if Changed Since Last Report)

Item 1.  Changes in Control of Registrant

         On June 11, 1999, pursuant to a Stock Purchase Agreement dated May 19, 1999, as amended on June 1, 1999 (the "Agreement"), between Dr. Kiran C. Patel and The WellCare Management Group, Inc. ("WellCare"), Dr. Patel purchased shares of a newly authorized series of preferred stock for $5 million. As a result of that transaction, Dr. Patel owns and has the immediate right to vote 55% of the outstanding voting stock of WellCare.

         The preferred stock is subject to mandatory conversion into common stock upon the amendment to WellCare's certificate of incorporation to increase the number of authorized shares of common stock from 20 million to 75 million. The preferred stock will be converted into 55% of the then outstanding common stock of WellCare (after giving effect to such conversion) and will be subject to anti-dilution rights under which Dr. Patel will generally preserve his 55% interest in WellCare until there are 75 million shares of common stock outstanding.

         WellCare is a managed health care company and is the parent of WellCare of New York, Inc. and WellCare of Connecticut, Inc., each a health maintenance organization.

Item 7.  Financial Statements and Exhibits

(c)      Exhibits

         3.1c Copy of Certificate of Amendment to Restated Certificate of Incorporation

         10.64 Copy of Stock Purchase Agreement dated May 19, 1999, between The Wellcare Management Group, Inc. and Kiran C. Patel.

         10.65 Copy of Amendment to Stock Purchase Agreement dated June 1, 1999, between The Wellcare Management Group, Inc. and
                     Kiran C. Patel.

                                   Signatures

         Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                            WELLCARE MANAGEMENT GROUP, INC.


                                            By:   /s/ Kiran C. Patel
                                               ---------------------------------
                                                  Kiran C. Patel
                                                  President